Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MONOGRAM MERGER SUB, INC.

INTO

VIROLOGIC, INC.

(Pursuant to Section 253 of the Delaware General Corporation Law)

ViroLogic, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That the Company is incorporated pursuant to the Delaware General Corporation Law.

SECOND: That the Company owns all of the outstanding shares of each class of the capital stock of Monogram Merger Sub, Inc. (the “Subsidiary”), a Delaware corporation.

THIRD: That the Company, by the following resolutions of its Board of Directors, duly adopted on the 31st day of August 2005, determined to merge Subsidiary with and into the Company on the conditions set forth in such resolutions:

RESOLVED, that the merger (the “Merger”) of the Subsidiary, with and into the Company, with the Company being the surviving corporation of the Merger (the “Surviving Corporation”) be, and it hereby is, approved;

RESOLVED FURTHER, that the Merger shall become effective on Tuesday, September 6, 2005 at 4:01 p.m. Eastern Daylight Time, pursuant to Section 253 of the General Corporate Law of the State of Delaware, following the filing of a Certificate of Ownership and Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware;

RESOLVED FURTHER, that the name of the Surviving Corporation shall be Monogram Biosciences, Inc.;

RESOLVED FURTHER, that upon the effectiveness of the Merger, and by virtue thereof without any action on the part of the Company or the Subsidiary (i) the Company shall assume all of the liabilities and obligations of the Subsidiary, (ii) all of the issued and outstanding shares of capital stock of the Subsidiary immediately prior to the Merger shall be cancelled and extinguished, and shall be so registered on the books and records of the Company and its transfer agent, and (iii) Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read as follows:

“The name of the corporation (hereinafter called the “CORPORATION”) is Monogram Biosciences, Inc.”

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the

Company, to make, execute and acknowledge a Certificate of Merger, setting forth a copy of these resolutions to merge the Subsidiary with and into the Company; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to cause the Company to execute, deliver and file with the Delaware Secretary of State, the Certificate of Merger, and to execute, deliver and file such additional documents or perform such acts as are determined to be necessary or appropriate to carry out the Merger as described above.

FOURTH: The surviving corporation is the Company.

FIFTH: The Certificate of Incorporation of ViroLogic, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law, and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read as follows:

“The name of the corporation (hereinafter called the “CORPORATION”) is Monogram Biosciences, Inc.”.

SIXTH: The Merger shall become effective on Tuesday, September 6, 2005 at 4:01 p.m. Eastern Daylight Time.

2.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed in its corporate name as of this 1st day of September 2005.

ViroLogic, Inc.

By:	/s/ William D. Young
William D. Young
Chief Executive Officer

3.